EXHIBIT 15.1

Independent Registered
Public Accounting Firm’s Acknowledgement Letter

To Board of Directors and Stockholders
Northern States Financial Corporation

We are aware of the incorporation by reference in Registration Statement (Form S-8: No. 333-170065) of our report dated November 4, 2010 related to the unaudited consolidated interim financial statements of Northern States Financial Corporation which is included in its Form 10-Q for the quarter ended September 30, 2010.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

  /s/  Plante & Moran, PLLC
Chicago, Illinois
November 4, 2010